Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

February 2, 2011

iPath Exchange Traded Notes

iPath® S&P GSCI® Crude Oil Total Return Index ETN

¹ Investors may redeem at least 50,000 units of the iPath® S&P GSCI® Crude Oil Total Return Index ETN on a daily basis directly to the issuer, Barclays Bank PLC, subject to the procedures described in the relevant prospectus.

iPath Exchange Traded Notes (ETNs) are senior, unsubordinated, unsecured debt securities issued by Barclays Bank PLC delivering exposure to the returns of a market or strategy with the trading flexibility of a listed security. Investors can trade on an exchange at market price or receive a cash payment at the scheduled maturity or through early redemption¹, based on the performance of the index less investor fees. The iPath® S&P GSCI® Crude Oil Total Return Index ETN is designed to provide investors with cost-effective exposure to crude oil as measured by the S&P GSCI® Crude Oil Total Return Index (the “Index”).

NOTE DETAILS

Ticker OIL

Intraday indicative value ticker OIL.IV

Bloomberg index ticker SPGSCLTR

CUSIP 06738C786

Primary exchange NYSE Arca

Yearly fee 0.75%

Inception date 08/15/06

Maturity date 08/14/36

Index S&P GSCI™ Crude Oil Total Return

Index

* The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities.

ISSUER DETAILS

Barclays Bank PLC long-term, unsecured obligations*

S&P rating AAMoody’s

rating Aa3

The iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. The iPath

ETNs rely on the rating of their issuer, Barclays Bank PLC.

* We have not obtained a rating from any rating organization with respect to the iPath ETNs. A security rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. A security rating is subject to revision or withdrawal at any time by the assigning rating organization, and there is no assurance that any security rating will remain in effect for any given period of time or that it will not be lowered,

suspended or withdrawn entirely by the applicable rating agency. Any such lowering,

suspension or withdrawal of any rating may have an adverse effect on the market price or marketability of the iPath ETNs.

CUMULATIVE INDEX RETURNS VS. S&P 500 INDEX

0%

200%

400%

600%

800%

1000%

1200%

1400%

1600%

2002 2003 2004 2005 2006 2007 2008 2009 2010

S&P GSCI® Crude Oil Total Return Index S&P 500 Index

Source: S&P as of 12/31/10. Subject to change.

INDEX CORRELATIONS

S&P GSCI® Crude Oil Total Return Index 1.00

S&P GSCI® Total Return Index 0.96

Dow Jones-UBS Commodity Index Total ReturnSM 0.80

S&P 500 Index 0.50

Barclays Capital U.S. Aggregate Bond Index -0.10

MSCI EAFE Index 0.56

Dow Jones U.S. Oil & Gas Index 0.71

S&P North American Natural Resources Sector Index™ 0.74

S&P Global Energy Sector Index 0.73

Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc.,

Bloomberg, BlackRock 12/05—12/10, based on monthly returns.

iPath® S&P GSCI® Crude Oil Total Return Index ETN

FIND YOUR iPATH 1-877-764-7284 www.iPathETN.com

The S&P GSCI® Crude Oil Index is a subindex of the S&P GSCI® Index and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the relevant components of the Index (which currently includes only the WTI crude oil futures contract traded on the New York Mercantile Exchange) plus the Treasury bill rate of interest that could be earned on funds committed to the trading of the underlying contracts. The 2010 reference price dollar weighting of the WTI crude oil contract in the S&P GSCI® Index is 34.82%.

INDEX TOTAL RETURNS & STANDARD DEVIATION

(as of 12/31/10)

1-YEAR RETURN % 3-YEAR RETURN %

ANNUALIZED

5-YEAR RETURN %

ANNUALIZED

STANDARD DEVIATION

% ANNUALIZED*

S&P GSCI® Crude Oil Total Return Index -0.11 -21.88 -10.21 36.40

S&P GSCI® Total Return Index 9.03 -12.84 -5.70 27.69

Dow Jones-UBS Commodity Index Total ReturnSM 16.83 -3.67 1.18 20.98

S&P 500 Index 15.06 -2.86 2.29 17.82

Barclays Capital U.S. Aggregate Bond Index 6.54 5.90 5.80 3.65

MSCI EAFE Index 7.75 -7.02 2.46 21.55

Dow Jones U.S. Oil & Gas Index 19.70 -3.40 8.34 23.46

S&P North American Natural Resources Sector Index™ 23.88 -0.71 8.99 26.79

S&P Global Energy Sector Index 11.16 -4.30 6.63 23.98

* Based on monthly returns for 12/05—12/10. Sources: S&P, UBS Securities LLC, Dow Jones Indexes, Barclays Capital, MSCI Inc., Bloomberg, BlackRock.

Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to

www.iPathETN.com.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN

.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free

1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased or decreased (as may be applicable to the particular series of Securities). An investment in

iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

“S&P GSCI® “, “S&P GSCI® Index”, “S&P GSCI® Total Return Index”, “S&P GSCI® Commodity Index”

and “S&P GSCI® Crude Oil Total Return Index” are trademarks of Standard & Poor’s Financial Services

LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored,

endorsed, sold or promoted by S&P. S&P does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

©2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0336-0111

Not FDIC Insured • No Bank Guarantee • May Lose Value

iP-OIL-I1210